                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Act of 1934

                         Date of Report:  June 20, 1995

                                XTRA Corporation
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                              1-7654                          06-0954158
- --------------------------------------------------------------------------------
State of incorporation                (Commission                  (IRS Employer
of organization                       File Number)           Identification No.)

60 State Street, Boston, MA                                                02109
- --------------------------------------------------------------------------------
(Address of principal executive offices)                                Zip Code


Registrant's telephone number including area code:  (617) 367-5000
- --------------------------------------------------------------------------------


                                      N/A
- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)





Exhibit index appears on numbered page 28.



                 This document is comprised of 29 pages.

Item 2.  Acquisition of Assets
         ---------------------

         On May 2, 1995, XTRA Corporation ("the Company") announced that it reached an agreement in principle to acquire from Alexander & Baldwin, Inc., certain assets and assume certain liabilities of its wholly-owned subsidiary, Matson Leasing Company, Inc. ("Matson"). The total consideration, all cash, will amount to approximately $350 million, subject to certain adjustments. The acquisition, which is expected to close by June 30, 1995, is subject to the completion of satisfactory due diligence, negotiation of a definitive purchase agreement and other conditions typical in such transactions, including certain regulatory approvals. No assurance can be given that the acquisition will be consummated.

Matson is a major lessor of marine containers. Matson's assets at March 31, 1995 consist primarily of a fleet of approximately 165,000 twenty-foot equivalent units and revenues for the twelve months ended December 31, 1994 were approximately $64 million.

The Company's intention is to initially fund the acquisition with financing provided by the Company's existing bank group, supplemented by several additional banks. The Company expects the financing will consist of an expansion of its existing revolving credit agreements as well as a new five year term loan at a floating interest rate.


                                      2.

Item 7.  Financial Statements
         --------------------

         (a) Financial statements of the business acquired prepared pursuant to Regulation S-X:

         Financial Statements of Matson Leasing Company, Inc. (Audited)

                                                                                    Page
                                                                                    ---
                 Independent auditors' report                                         6

                 Consolidated balance sheets as of December 31, 1994                  7
                     and 1993

                 Consolidated statements of income for the years ended                8
                     December 31, 1994 and 1993

                 Consolidated statements of stockholder's equity for                  9
                     the years ended December 31, 1994 and 1993

                 Consolidated statements of cash flows for the years                 10
                     ended December 31, 1994 and 1993

                 Notes to consolidated financial statements                       11-17

         Financial Statements of Matson Leasing Company, Inc. (Unaudited)

                 Condensed consolidated balance sheets as of March 31, 1995          18
                     and December 31, 1994

                 Condensed consolidated statements of income for the three           19
                     months ended March 31, 1995 and 1994

                 Condensed consolidated statements of cash flows for the three       20
                     months ended March 31, 1995 and 1994

                 Notes to condensed consolidated financial statements                21


                                      3.

         (b)  Unaudited pro forma financial information required pursuant to
         Article 11 of Regulation S-X:

         Unaudited pro forma condensed financial statements of XTRA Corporation

                                                                                    Page
                                                                                    ----
                 Notes to unaudited pro forma condensed                              22-23
                     financial statements

                 Unaudited pro forma condensed balance sheet                         24
                     as of March 31, 1995

                 Unaudited pro forma condensed income statement                      25
                     for the year ended September 30, 1994

                 Unaudited pro forma condensed income statement                      26
                     for the six months ended March 31, 1995

         (c) Signatures                                                              27

         (d) Exhibit Index                                                           28

                 23.1 Independent auditors' consent                                  29

                                           4.

________________________________________________________________________________


                MATSON LEASING COMPANY, INC.
                AND SUBSIDIARIES
                (WHOLLY-OWNED SUBSIDIARY OF
                MATSON NAVIGATION COMPANY, INC.)
                --------------------------------


                CONSOLIDATED FINANCIAL STATEMENTS AS OF
                DECEMBER 31, 1994 AND DECEMBER 31, 1993
                AND FOR THE YEARS THEN ENDED AND
                INDEPENDENT AUDITORS' REPORT.


________________________________________________________________________________














                                      5.

INDEPENDENT AUDITORS' REPORT


The Stockholder and Board of Directors of
   Matson Leasing Company, Inc.:

We have audited the accompanying consolidated balance sheets of Matson Leasing Company, Inc. and subsidiaries, a wholly owned subsidiary of Matson
Navigation Company, Inc., as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Matson Leasing Company, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





January 27, 1995, except for Note 12,
 as to which the date is June 15, 1995


                                      6.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-Owned Subsidiary of Matson Navigation Company, Inc.)

CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 1994 and 1993
- -------------------------------------------------------
ASSETS                                                      1994        1993
                                                         --------      --------
CURRENT ASSETS:
   Cash                                                  $    570     $     396
   Accounts Receivable, net                                15,414         9,509
   Due from Parent Company                                  6,622         5,803
   Deferred income taxes                                    1,678         1,475
   Prepaid expenses and other                               1,494         1,258
                                                         --------      --------
        Total                                              25,778        18,441
                                                         --------      --------

PROPERTY:
   Containers                                             367,973       336,701
   Equipment and leasehold improvements                     5,466         3,929
                                                         --------      --------
        Total                                             373,439       340,630
   Accumulated depreciation                               (67,565)      (46,677)
                                                         --------      --------
        Property - net                                    305,874       293,953
                                                         --------      --------
OTHER ASSETS                                                  156             -
                                                         --------      --------
TOTAL                                                    $331,808      $312,394
                                                         ========      ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                     $ 12,500      $      -
   Accounts payable and accrued expenses                    4,420         4,545
   Accrued maintenance and repairs                            300           134
                                                         --------      --------
        Total                                              17,220         4,679
                                                         --------      --------

LONG-TERM LIABILITIES:
   Long-term debt                                         180,231       192,963
   Reserve for maintenance and repairs                      4,113         3,969
   Accrued damage protection costs                          1,100         1,251
   Other                                                      922           908
                                                         --------      --------
        Total                                             186,366       199,091
                                                         --------      --------

DEFERRED INCOME TAXES                                      61,535        39,566
                                                         --------      --------
STOCKHOLDER'S EQUITY:
   Capital stock and additional capital                    34,301        47,301
   Retained earnings                                       32,386        21,757
                                                         --------      --------
        Total                                              66,687        69,058
                                                         --------      --------
TOTAL                                                    $331,808      $312,394
                                                         ========      ========

See notes to consolidated financial statements.
Dollars in thousands


                                      7.

 MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-Owned Subsidiary of Matson Navigation Company, Inc.)

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
- ----------------------------------------------
                                                             1994            1993
                                                         ----------       ---------
REVENUES:
   Lease revenue                                         $   64,526       $  56,708
   Interest and other income                                  1,379             240
                                                         ----------       ---------

        Total                                                65,905          56,948
                                                         ----------       ---------

EXPENSES:
   Operating                                                  6,987           5,151
   Depreciation                                              21,113          19,432
   Administrative, general and selling                        8,240           6,888
   Interest                                                  12,961          12,294
   Other                                                          -             136
                                                         ----------       ---------

        Total                                                49,301          43,901
                                                         ----------       ---------

INCOME BEFORE INCOME TAXES                                   16,604          13,047

PROVISION FOR INCOME TAXES                                    5,975           4,794
                                                         ----------       ---------

NET INCOME                                               $   10,629       $   8,253
                                                         ==========       =========



See notes to consolidated financial statements.
Dollars in thousands



                                      8.

 MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-Owned Subsidiary of Matson Navigation Company, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
- ----------------------------------------------
                                             CAPITAL      ADDITIONAL         RETAINED
                                              STOCK        CAPITAL           EARNINGS           TOTAL
                                             -------       ---------         --------         --------
BALANCE, JANUARY 1, 1993                     $     1       $ 57,300          $13,504          $ 70,805

NET INCOME                                                                     8,253             8,253

CAPITAL DISTRIBUTION (note 7 )                              (10,000)                           (10,000)
                                             -------       --------          -------          --------
BALANCE, DECEMBER 31, 1993                         1         47,300           21,757            69,058
                                             -------       --------          -------          --------
NET INCOME                                                                    10,629            10,629

CAPITAL DISTRIBUTION (note 7 )                              (13,000)                           (13,000)
                                             -------       --------          -------          --------
BALANCE, DECEMBER 31, 1994                   $     1       $ 34,300          $32,386          $ 66,687
                                             =======       ========          =======          ========


See notes to consolidated financial statements.
Dollars in thousands





                                                          9.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-Owned Subsidiary of Matson Navigation Company, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
- ----------------------------------------------
                                                                  1994           1993
                                                                --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                   $ 10,629       $  8,253
   Adjustments to reconcile net income to net cash
       provided by operating activities:
        Depreciation                                              21,113         19,432
        Gain on disposal of equipment                               (147)          (118)
        Changes in assets and liabilities:
             Accounts receivable                                  (6,667)        (3,576)
             Prepaid expenses and other assets                      (392)           (60)
             Accounts payable                                        (93)          (783)
             Deferred income taxes                                21,766         16,076
             Other liabilities                                      (148)           421
                                                                --------       --------
                  Net cash provided by operating activities       46,061         39,645
                                                                --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                          (33,932)       (30,274)
   Receipts from disposal of equipment                             1,045            734
                                                                --------       --------
                  Net cash used in investing activities          (32,887)       (29,540)
                                                                --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Capital distribution                                          (13,000)       (10,000)
                                                                --------       --------
                  Net cash used in financing activities          (13,000)       (10,000)
                                                                --------       --------

NET INCREASE IN CASH BALANCE                                         174            105
                                                                --------       --------

CASH, BEGINNING BALANCE                                              396            291
                                                                --------       --------
CASH, ENDING BALANCE                                            $    570       $    396
                                                                ========       ========
SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid:                                               $ 13,100       $ 12,503
   Income taxes paid - foreign:                                      120             45


See notes to consolidated financial statements.
Dollars in thousands




                                               10.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(WHOLLY-OWNED SUBSIDIARY OF MATSON NAVIGATION COMPANY, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Organization and Operations - Matson Leasing Company, Inc. and its subsidiaries (the Company) are wholly-owned by Matson Navigation Company, Inc. (the Parent), which is wholly-owned by Alexander & Baldwin, Inc. (A&B). The Company owns and leases cargo containers primarily in the international marketplace. Matson Leasing Company, Inc. is a Hawaii corporation and at December 31, 1994, has 598 shares of $1 par value common stock authorized, issued, and outstanding (see note 7).

    Basis of Consolidation - The consolidated financial statements include the business of Matson Leasing Company, Inc. and its subsidiaries. All intercompany balances and transactions are eliminated.

    Foreign Currency Translation - Financial statements of the foreign subsidiaries are translated into U.S. dollars in accordance with the provisions of Statement of Financial Accounting Standards No. 52. The United States dollar is the Company's functional currency. Translation adjustments are included in net income for the period.

    Operating Lease Revenue - Rental revenue on container lease contracts is generally recorded ratably over the lease term.

    Containers - Containers are reported at cost plus acquisition expenses and depreciated on a straight-line basis over 15 years to a residual representing the estimated salvage value.

    Equipment and Leasehold Improvements - Equipment, consisting primarily of furniture and computer equipment, and leasehold improvements are reported at cost. Equipment is depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 10 years. Depreciation expense includes amortization of leasehold improvements on a straight-line basis over the lease terms.

    Maintenance and Repairs - Regular maintenance and repair of the containers is performed periodically as the containers are redelivered at the end of their lease terms. The accrual for maintenance and repairs includes estimates for costs incurred as normal wear and deterioration to the containers over their estimated useful lives. Costs in excess of normal wear and deterioration are charged to the lessee. The Company has a Damage Protection Plan whereby a customer may choose to purchase insurance to cover damage to containers in excess of normal wear and deterioration. Management has based these accruals on the Company's operating history since inception in 1989.

    Income Taxes - The provision for federal income taxes has generally been computed on the basis of the inclusion of the Company in the consolidated federal income tax return of A&B. The allocation of the provision is based on an agreement with the Parent. The Consolidated Statement of Income includes provisions for deferred income taxes for transactions that are reported in one period for financial accounting purposes and another period for income tax purposes.




                                     11.

    Earnings per Share - Earnings per share is computed using the weighted average number of common shares outstanding.

2.  ACCOUNTS RECEIVABLE

    Accounts Receivable include the following (in thousands):

                                                            1994              1993
                                                            ----              ----
                     Trade                                $ 18,024         $ 12,248
                     Other                                   1,074              342
                     Allowance for doubtful accounts        (3,684)          (3,081)
                                                          --------         --------
                     Net Accounts Receivable              $ 15,414         $  9,509
                                                          ========         ========

    The Company enters into lease agreements with customers located throughout the world. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit losses.

3.  TRANSACTIONS WITH RELATED PARTIES

    Certain domestic expenses, principally payroll, office rent, commercial paper interest, utilities, certain insurance premiums, and expenses of employee retirement and incentive plans are paid on behalf of and charged to the Company, at cost, by the Parent. In addition, the Company uses certain resources and administrative staff of the Parent, including certain insurance, finance, data processing, legal, human resources, and office services which are not charged to the Company. The Parent does not allocate or quantify the above services provided to the Company, which are not charged to the Company; however, management believes these expenses are not significant.

    The Company leases a minor portion of its total container fleet to its Parent under various lease agreements.

    The Company participates in the Parent's cash management program. Under this program, the Company's cash and investments are commingled with the cash and investments of the Parent. The Company's operating cash needs are provided by the Parent. Interest is charged or earned on amounts advanced by or to the Parent.

    Amounts charged to (or by) the Parent are included in the accompanying consolidated financial statements at December 31, 1994 and 1993 as follows
    (in thousands):

                                                  1994               1993
                                                  ----               ----
         Lease revenues                          $ 1,466          $ 1,164
         Operating costs                            (119)
         Interest income                             307              118
         Interest expense (commercial paper)      (3,218)          (2,604)
         Administrative and general expense       (2,134)          (1,569)
         Other                                                       (393)


                                       12.

    The receivable from Parent includes tax benefits receivable as defined by a tax sharing agreement, net of cash advances from the Parent and expenses charged by the parent. At December 31, 1994 and 1993, the net balance due from the Parent is $6,622,000 and $5,803,000, respectively.

4.  OPERATING LEASES

    The Company leases containers under contract terms ranging in duration from a few weeks to seven years. These leases are classified as operating leases for financial reporting purposes. The following amounts are invested in containers at December 31, 1994 and 1993 (in thousands):

                                                1994             1993
                                                ----             ----
         Containers                           $ 367,973        $ 336,701
         Less accumulated depreciation          (65,226)         (45,181)
                                              ---------        ---------
         Net investment                       $ 302,747        $ 291,520
                                              =========        =========

    Minimum future rentals on long term leases as of December 31, 1994 for each of the next five years and in the aggregate are as follows (in thousands):

         1995                      $19,078
         1996                       14,200
         1997                        9,200
         1998                        4,200
         1999                        2,200
         Thereafter                    650
                                   -------

         Total                     $49,528
                                   =======

    During 1991 and 1990, the Company entered into transactions whereby it provided to foreign investors certain tax benefits for containers under operating leases. The Company retained its United States tax basis in these containers. The original cost of the equipment subject to these operating leases was approximately $68,200,000.

5.  LONG-TERM DEBT, CREDIT AGREEMENTS

    At December 31, 1994 and 1993, long-term debt included the following (in thousands):
                                                     1994         1993
                                                     ----         ----
         Commercial paper, 5.75%-6.10%             $ 82,731     $ 82,963
         Notes payable, unsecured:
                 9.00%, payable 1995-1999            40,000       50,000
                 8.00%, payable 1995-2000            47,500       50,000
                 7.65%, payable 2000-2001            10,000       10,000
                                                   --------     --------
         Total long-term debt                      $180,231     $192,963
                                                   ========     ========


                                     13.

    The Company has a commercial paper program guaranteed by the Parent. The proceeds for the borrowings under this program are used to finance the acquisition of containers. At December 31, 1994, commercial paper notes were outstanding under this program with maturities ranging from 4 to 37 days. The commercial paper borrowings outstanding under this program are classified as long-term since it is the Company's intent to continue this program on a long-term basis and it has established the necessary credit facilities to do so. At December 31, 1994, a long-term revolving credit facility of $100,000,000 was available to support these outstanding notes.

    Unsecured notes payable are guaranteed by the Parent and are for the purchase of containers. Interest on the unpaid principal balances is payable in quarterly installments under the terms of all Agreements.

    At December 31, 1994, total maturities of long-term debt during the next five years were as follows (in thousands):

             1995                                      $12,500
             1996                                       20,000
             1997                                       20,000
             1998                                       20,000
             1999                                       20,000

    The carrying value of the Company's long-term debt instruments at December 31, 1994 approximates their fair value. Fair value was determined by management using estimated interest rates that would be currently available to the Company for debt with similar terms and repayment schedules.

6.  INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                             1994           1993
                                             ----           ----
         Current:
           Federal                         $(14,607)      $(10,619)
           State and foreign                 (1,184)          (663)
                                           --------       --------
             Total                          (15,791)       (11,282)
                                           --------       --------

         Deferred                            21,766         16,076
                                           --------       --------

         Provision for income taxes        $  5,975       $  4,794
                                           ========       ========



                                     14.

    The differences between the provision for income taxes and the amount of income taxes resulting from the application of the 35% statutory federal rate for the years ended December 31, are set forth as follows (in thousands):

                                                      1994         1993
                                                      ----         ----
      Computed income tax expense                   $ 5,811      $ 4,566
         Increase (decrease) resulting from:
           State income taxes net of federal tax        210         (582)
           Federal tax rate increase                                 778
           Other net                                    (46)          32
                                                    -------      -------
         Provision for income taxes                 $ 5,975      $ 4,794
                                                    =======      =======

         Effective income tax rate                    35.99%       36.74%
                                                    =======      =======

    The tax effects of temporary differences that give rise to significant portions of the net deferred income taxes at December 31, 1994 and 1993 were as follows:

                                               1994          1993
                                               ----          ----
         Accumulated depreciation            $64,651       $49,543
         Doubtful accounts                    (1,627)       (1,399)
         Repair and maintenance reserves        (791)         (718)
         AMT                                  (1,477)       (6,444)
         Other, net                             (899)       (2,891)
                                             -------       -------

                 Total                       $59,857       $38,091
                                             =======       =======

7.  CAPITAL DISTRIBUTION

    In 1994 and 1993, the Company's Board of Directors authorized distributions of $13,000,000 and $10,000,000, respectively, out of contributed capital. To effect this distribution, the Company purchased and retired 227 and 175 shares of its common stock in 1994 and 1993, respectively.

8.  PENSION PLAN AND EMPLOYEE PROFIT-SHARING PLAN

    The Company's United States employees are eligible to participate in A&B's defined benefit pension plan. Contributions to the plan on behalf of the Company's U.S. employees and the related pension expense are determined by A&B and allocated to the Company by the Parent in proportion of the Company's payroll cost to the total payroll costs of the Parent. The contribution to the plan and pension plan expense allocated to the Company for 1994 and 1993 was approximately $83,000 and $91,000. The actuarial present value of accumulated benefit obligations, the projected benefit obligation and plan assets related to the employees of the Company have not been separately determined.


                                     15.

    All of the Company's employees are also eligible to participate in A&B's employee profit-sharing plan. The contribution made to the plan each year is determined by A&B's Board of Directors and is based upon the profitability of A&B's consolidated operations each year. For the years ended December 31, 1994 and 1993, the estimated contributions for the Company were approximately $181,000 and $190,000, respectively.

9.  POSTRETIREMENT BENEFITS

    The Company provides certain retiree health and life insurance benefits to all of its United States employees under plans of A&B. Employees are generally eligible for such benefits upon retirement and completion of a specified number of years of credited service. The Company does not pre-fund these benefits and has the right to modify or terminate certain of these plans in the future. The current expense for future benefits and the accrued benefit obligation are determined by A&B and based on the proportion of the Company's payroll to the total payroll costs of A&B. In 1994 and 1993, the expenses for postretirement benefits were $55,000 and $35,000 and the accrued benefit obligations were approximately $368,000, and $313,000 respectively.

10. FOREIGN REVENUES

    Lease agreements are marketed internationally by the Company and its agents.
    The table below presents a summary of lease revenues by significant geographic region (in thousands).

                                      1994            1993
                                      ----            ----
    North America                    $ 9,607        $ 8,247
    Southeast Asia                    24,808         21,230
    Europe                            30,111         27,231
                                     -------        -------

    Total Lease Revenues:            $64,526        $56,708
                                     =======        =======

11. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

    The Company leases office space under operating leases with its Parent (see note 3) and various third parties for varying periods. Rent expense was $871,000 in 1994 and $696,000 in 1993. Future minimum payments under all lease agreements as of December 31, 1994 were as follows:

                 1995                                       $  726,000
                 1996                                          522,000
                 1997                                          439,000
                 1998                                          337,000
                 1999                                          333,000
                 Subsequent years                            1,205,000
                                                            ----------

                 Total                                      $3,562,000
                                                            ==========

    The Company has authorized capital expenditures of $37,742,000 for the acquisition of containers and computer technology in 1995. At December 31, 1994, firm purchase



                                     16.

    commitments had been made for only a portion of the container and purchases authorized by the A&B's Board of Directors.

    Bank letters of credit have been issued on behalf of the Company in favor of certain container manufacturers. At December 31, 1994, $1,585,000 was outstanding under these letters of credit.

12. SUBSEQUENT EVENT

    On May 2, 1995, the Parent, announced that it had signed a letter of intent that outlines terms of an agreement under which XTRA Corporation would acquire the containers and certain other assets and liabilities of the Company for $350 million, subject to certain adjustments. The proposed transaction, which is expected to close by June 30, 1995, requires the completion of satisfactory due diligence, preparation of a definitive purchase agreement and other conditions, including regulatory approvals.




                                     17.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-Owned Subsidiary of Matson Navigation Company, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
   (Dollars in thousands)

                                                      MARCH 31,   DECEMBER 31,
ASSETS                                                  1995         1994
                                                      --------    -----------
CURRENT ASSETS:
   Cash                                               $    322     $   570
   Accounts Receivable, net                             14,171      15,414
   Due from Parent Company                              18,224       6,622
   Deferred income taxes                                 1,675       1,678
   Prepaid expenses and other                            2,347       1,494
                                                      --------    --------
        Total                                           36,739      25,778
                                                      --------    --------

PROPERTY:
   Containers                                          385,383     367,973
   Equipment and Leasehold improvements                  5,898       5,466
                                                      --------     -------
        Total                                          391,281     373,439
   Accumulated depreciation                            (73,011)    (67,565)
                                                      --------     -------
        Property - net                                 318,270     305,874
                                                      --------     -------
OTHER ASSETS                                               156         156
                                                      --------      -------
TOTAL                                                 $355,165    $331,808
                                                      ========    ========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                  $ 15,000    $ 12,500
   Accounts payable and accrued liabilities              9,334       4,420
   Accrued maintenance and repairs                         305         300
                                                      --------    --------
        Total                                           24,473      17,220
                                                      --------    --------

LONG-TERM LIABILITIES:
   Long-term debt                                      185,187     180,231
   Reserve for maintenance and repairs                   4,113       4,113
   Accrued damage protection costs                       1,100       1,100
   Other                                                   940         922
                                                      --------    --------
        Total                                          191,340     186,366
                                                      --------    --------
DEFERRED INCOME TAXES                                   69,892      61,535
                                                      --------    --------

STOCKHOLDER'S EQUITY:
   Capital stock and additional capital                 34,301      34,301
   Retained earnings                                    34,993      32,386
                                                      --------    --------
        Total                                           69,294      66,687
                                                      --------    --------
TOTAL                                                 $355,165     331,808
                                                      ========    ========



                                     18.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-owned Subsidiary of Matson Navigation Company, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (Dollars in thousands)

                                                     THREE MONTHS ENDED MARCH 31,
                                                       1995               1994
                                                     --------           ---------
REVENUES:
   Lease revenue                                     $ 17,455           $  14,870
   Interest and other income                              195                 120
                                                     --------           ---------

        Total                                          17,650              14,990
                                                     --------           ---------

EXPENSES:
   Operating                                            1,597               1,984
   Depreciation                                         5,549               5,125
   Administrative, general and selling                  2,852               1,756
   Interest                                             3,467               3,012
                                                     --------           ---------

        Total                                          13,465              11,877
                                                     --------           ---------

INCOME BEFORE INCOME TAXES                              4,185               3,113

PROVISION FOR INCOME TAXES                              1,578               1,172
                                                     --------           ---------

NET INCOME                                          $   2,607           $   1,941
                                                    =========           =========


                                        19.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-owned Subsidiary of Matson Navigation Company, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
             (Dollars in thousands)

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                            1995              1994
                                                                          --------          -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                             $  2,607          $ 1,941
   Adjustments to reconcile net income to net cash
       provided by operating activities:
        Depreciation                                                         5,549            5,125
        Gain on disposal of equipment                                          (72)             (37)
        Changes in assets and liabilities:
             Accounts receivable                                           (10,359)          (3,150)
             Prepaid expenses and other assets                                 (12)              54
             Accounts payable                                                4,907             (388)
             Deferred income taxes                                           7,595            3,354
             Other liabilities                                                 (90)            (196)
                                                                          --------          -------
                  Net cash provided by operating activities                 10,125            6,703
                                                                          --------          -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                    (18,269)          (3,690)
   Proceeds from disposal of equipment                                         396              238
                                                                          --------          -------
                  Net cash used in investing activities                    (17,873)          (3,452)
                                                                          --------          -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of long-term debt                                               (2,500)            (111)
   Proceeds from long-term borrowing                                        10,000
   Capital distribution                                                                      (3,250)
                                                                          --------          -------
                  Net cash provided/(used) in financing activities           7,500           (3,361)
                                                                          --------          -------

NET DECREASE IN CASH BALANCE                                                  (248)            (110)
                                                                          --------          -------

CASH, BEGINNING BALANCE                                                        570              396
                                                                          --------          -------
CASH, ENDING BALANCE                                                      $    322          $   286
                                                                          ========          =======

SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid:                                                         $  3,623          $ 3,096
   Income taxes paid - foreign:                                                 19               15

                                                 20.

MATSON LEASING COMPANY, INC. AND SUBSIDIARIES
(Wholly-owned Subsidiary of Matson Navigation Company, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1.       SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

    THE ACCOMPANYING UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR INTERIM FINANCIAL STATEMENTS AND INCLUDE ALL ADJUSTMENTS (CONSISTING ONLY OF NORMAL RECURRING ADJUSTMENTS) WHICH MATSON LEASING COMPANY, INC AND SUBSIDIARIES (THE COMPANY) CONSIDERS NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION, OPERATING RESULTS AND CASH FLOWS FOR THOSE PERIODS. RESULTS FOR THE INTERIM PERIODS ARE NOT NECESSARILY INDICATIVE OF THE RESULTS FOR THE ENTIRE YEAR. THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, AND NOTES THERETO, SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER
    31, 1994.



2.       SUBSEQUENT EVENT

         ON MAY 2, 1995, MATSON NAVIGATION COMPANY, INC. ANNOUNCED THAT IT HAD SIGNED A LETTER OF INTENT THAT OUTLINES TERMS OF AN AGREEMENT UNDER WHICH XTRA CORPORATION WOULD ACQUIRE THE CONTAINERS AND CERTAIN
         OTHER ASSETS AND LIABILITIES OF THE COMPANY FOR $350 MILLION, SUBJECT TO CERTAIN ADJUSTMENTS. PROPOSED TRANSACTION, WHICH IS EXPECTED TO CLOSE BY JUNE 30, 1995 REQUIRES THE COMPLETION OF SATISFACTORY DUE DILIGENCE, PREPARATION OF A DEFINITIVE PURCHASE AGREEMENT AND OTHER CONDITIONS, INCLUDING REGULATORY APPROVALS.



                                     21.

                               XTRA CORPORATION
              UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


The following unaudited pro forma condensed financial statements give effect to the consummation of the acquisition of certain assets and the assumption of certain liabilities ("Net Assets") of Matson Leasing Company, Inc. ("Matson") by XTRA Corporation ("the Company"). The total consideration for the Net Assets will amount to approximately $350 million, subject to final adjustments. The Company's intention is to initially fund the acquisition with financing provided by the Company's existing bank group, supplemented by several additional banks. The Company expects the financing will consist of an expansion of its existing revolving credit agreements as well as a new five year term loan at a floating interest rate.

The following unaudited pro forma condensed balance sheet at March 31, 1995 (page 24) gives effect to the acquisition of the Net Assets assuming that the purchase had been consummated as of March 31, 1995. It is not practicable at this time to determine the fair market value of the Net Assets to be acquired. Accordingly, for purposes of presenting pro forma information, the excess of the purchase price over the Net Assets, as reflected in Matson's historical financial statements, to be acquired is shown as "unallocated purchase price" on the accompanying pro forma balance sheet. The effects resulting from any differences in the final allocation of the purchase price are not expected to have a material effect on the financial statements.

The following unaudited pro forma condensed income statements for the fiscal year ended September 30, 1994 (page 25) and the six months ended March 31, 1995 (page 26) give effect to the acquisition of the Net Assets of Matson assuming that the purchase had been consummated as of October 1, 1993.

Matson's fiscal year end differs from the Company's fiscal year end. The Company's fiscal year end is September 30 and Matson's fiscal year end is December 31. The unaudited pro forma condensed income statement for the fiscal year ended September 30, 1994 includes XTRA Corporation's results of operations for the twelve months ended September 30, 1994 and Matson's results of operations for the twelve months ended December 31, 1994. However, the pro forma condensed results of operations for the six months ended March 31, 1995 are combined using the same periods for both XTRA and Matson. Accordingly, the pro forma results of operations for both the fiscal year ended
September 30, 1994 and the six months ended March 31, 1995 include the results of operations for Matson for the three months ended December 31, 1994.
Matson's revenues and net income for the three months ended December 31, 1994 were approximately $17.8 million and $3.2 million, respectively.

The unaudited pro forma condensed financial statements are not necessarily indicative of the actual financial position or results of operations that would have occurred had the acquisition been consummated as of the dates or for the periods presented, or of future financial positions or results of operations of the combined companies.

The Net Assets as of March 31, 1995 include a marine container fleet of approximately 165,000









                                     22.

twenty-foot-equivalent units (TEU's). As of October 1, 1993 and 1994, the fleet consisted of approximately 142,000 and 156,000 TEU's, respectively.

Revenues are a function of lease rates and working units. The working units depends on fleet size and equipment utilization. Matson's results of operations included in the pro forma condensed income statements for the fiscal year ended September 30, 1994 and the six months ended March 31, 1995 reflect the smaller average fleet size that existed during those periods as compared to the fleet size as of March 31, 1995.

Interest expense in the pro forma condensed income statements is computed using a floating interest rate of 6.1%. A one-eighth percentage change in the floating interest rate would result in a $.3 million change in net income. The Company expects to replace substantially all of the $350 million of floating rate debt with fixed rate debt during the next twelve months. The interest rate currently available to the Company on seven year fixed rate debt is approximately 7.0%.



                                     23.

                                                 XTRA CORPORATION AND SUBSIDARIES
                                            UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                                          MARCH 31, 1995
                                                       (Millions of dollars)
                                                                        -----------------------
                                                                              PRO FORMA
                                                                             ADJUSTMENTS
Assets                                  XTRA (1)       MATSON (2)          (3)            (4)          PRO FORMA
- ------                                  --------       ----------       -----------------------        ----------
Cash                                    $    3.8         $  0.3         $              $                $    4.1
Trade receivables, net                      43.9           14.2                                             58.1
Other receivables, net                                     19.9           (19.9)                             0.0
Lease contracts receivable                  36.1                                                            36.1
Property and equipment, at cost
   Revenue equipment                     1,289.9          385.4           (70.5)                         1,604.8
   Land, buildings and other                60.2            5.9            (2.5)                            63.6
                                        --------         ------         -------        ------           --------
                                         1,350.1          391.3           (73.0)                         1,668.4
Less - Accumulated depreciation           (449.0)         (73.0)           73.0                           (449.0)
                                        --------         ------         -------        ------           --------
Net property and equipment                 901.1          318.3             0.0                          1,219.4
                                        --------         ------         -------        ------           --------

Other assets                                21.8            2.5            (1.9)          1.0  (b)          23.4
Unallocated purchase price                                                               34.3  (a)          34.3
                                        --------         ------         -------        ------           --------
                                        $1,006.7         $355.2         $ (21.8)       $ 35.3           $1,375.4
                                        ========         ======         =======        ======           ========

Liabilities and Stockholders' Equity
- ------------------------------------
Liabilities
   Accounts payable                     $   18.7         $  9.3         $              $                $   28.0
   Other accrued expenses                   53.5            6.5            (0.1)                            59.9
   Debt                                    400.3          200.2          (200.2)        353.0  (c)         753.3
   Deferred income taxes                   180.5           69.9           (69.9)                           180.5
                                        --------         ------         -------        ------           --------

        Total Liabilities                  653.0          285.9          (270.2)        353.0            1,021.7
                                        --------         ------         -------        ------           --------

Stockholders' equity
   Common stock                              8.5                                                             8.5
   Capital in excess of par value          125.6           34.3           (34.3)                           125.6
   Retained earnings                       224.3           35.0           (35.0)                           224.3
   Cumulative translation adjustment        (4.7)                                                           (4.7)
                                        --------         ------         -------        ------           --------

        Total stockholders' equity         353.7           69.3           (69.3)                           353.7
                                        --------         ------         -------        ------           --------
                                        $1,006.7         $355.2         $(339.5)       $353.0           $1,375.4
                                        ========         ======         =======        ======           ========

NOTES TO PRO FORMA CONDENSED BALANCE SHEET

(1)  As reported in XTRA Corporation's March 31, 1995 Form 10-Q.

(2)  As reported in Matson Leasing Company, Inc.'s quarterly financial statements (unaudited) dated March 31, 1995.
     Certain reclassifications have been made to present Matson on a basis consistent with XTRA.

(3)  To eliminate certain assets and liabilities from Matson's March 31, 1995 balance sheet (unaudited) which are not included in the Net Assets acquired and to net accumulated depreciation against the cost of property and equipment.

(4)  The following pro forma adjustments relate to the Net Assets acquired:

     (a)  Represents the excess of the purchase price over the Net Assets, as reflected in Matson's historical financial statements.  It is not practicable at this time to determine the fair market value of the Net Assets.

     (b)  To record estimated deferred financing costs.

     (c)  To record issuance of debt to finance the acquisition.

                                                            24.

                                                 XTRA CORPORATION AND SUBSIDARIES
                                          UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994
                                           (Millions of dollars, except per share data)
                                                                                        -----------------------
                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS
                                                        XTRA (1)       MATSON (2)          (3)            (4)          PRO FORMA
                                                        --------       ----------       -----------------------        ----------
REVENUES                                                $ 355.3          $65.9          $              $                $ 421.2

OPERATING EXPENSES
   Depreciation on rental equipment                        97.5           21.1                            2.9  (a)        121.5
   Rental equipment lease financing                         7.0                                                             7.0
   Rental equipment operating expense                      87.4            7.0             4.3   (a)                       98.7
   Selling and administrative expense                      31.1            8.2            (4.3)  (a)                       35.0
                                                        -------          -----          -------        -------          -------
                                                          223.0           36.3             0.0            2.9             262.2
                                                        -------          -----          -------        -------          -------

   Operating income                                       132.3           29.6             0.0           (2.9)            159.0

INTEREST EXPENSE                                           33.9           13.0           (13.0)  (b)     21.7  (b)         55.6
                                                        -------          -----          -------        -------          -------

   Income before provision for income taxes                98.4           16.6            13.0          (24.6)            103.4

PROVISION FOR INCOME TAXES                                 40.8            6.0            (6.0)   (b)     1.1  (c)         41.9
                                                        -------          -----          -------        -------          -------
   Net income                                           $  57.6          $10.6          $ 19.0         $(25.7)          $  61.5
                                                        =======          =====          ======         =======          =======
Net income per share of common stock -
   primary and fully diluted                            $  3.38                                                         $  3.61

Weighted average number of fully diluted common
   shares outstanding (in thousands)                     17,027                                                          17,027

NOTES TO PRO FORMA CONDENSED INCOME STATEMENT

(1)  Represents the twelve months ended September 30, 1994 as reported in XTRA Corporation's Form 10-K.

(2)  Represents the twelve months ended December 31, 1994 as reported by Matson Leasing Company, Inc.

(3)  The following entries represent adjustments to Matson's December 31, 1994 income statement:

     (a) To reclassify expenses to present Matson on a basis consistent with XTRA Corporation.

     (b) To eliminate expenses incurred by Matson not applicable to the pro forma condensed income statement.

(4)  The following entries represent adjustments to the pro forma condensed income statement:

     (a)  To record amortization related to the unallocated purchase price based on the average lives of the long-lived assets
          (12 years).

     (b)  To record interest expense for borrowings incurred in connection with the acquisition.

     (c)  To adjust to the pro forma effective tax rate of 40.5%.


                                       25.

                                                 XTRA CORPORATION AND SUBSIDARIES
                                          UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                                              FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                           (Millions of dollars, except per share data)

                                                                                        -----------------------
                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS
                                                        XTRA (1)       MATSON (2)          (3)            (4)          PRO FORMA
                                                        --------       ----------       -----------------------        ----------
REVENUES                                                $ 183.4          $35.4          $              $                $ 218.8

OPERATING EXPENSES
   Depreciation on rental equipment                        52.3           11.0                            1.4  (a)         64.7
   Rental equipment lease financing                         1.0                                                             1.0
   Rental equipment operating expense                      41.4            3.3            2.7  (a)                         47.4
   Selling and administrative expense                      16.2            5.3           (2.7) (a)                         18.8
                                                        -------          -----          -------        -------          -------
                                                          110.9           19.6            0.0             1.4             131.9
                                                        -------          -----          -------        -------          -------

   Operating income                                        72.5           15.8            0.0            (1.4)             86.9

INTEREST EXPENSE                                           16.5            6.9           (6.9) (b)       10.9  (b)         27.4
                                                        -------          -----          -------        -------          -------

   Income before provision for income taxes                56.0            8.9            6.9           (12.3)             59.5

PROVISION FOR INCOME TAXES                                 23.2            3.1           (3.1) (b)        0.9  (c)         24.1
                                                        -------          -----          -------        -------          -------

   Net income                                           $  32.8          $ 5.8          $10.0          $(13.2)          $  35.4
                                                        =======          =====          =====          ======           =======
Net income per share of common stock -
   primary and fully diluted                            $  1.92                                                         $  2.08


Weighted average number of fully diluted common
   shares outstanding (in thousands)                     17,040                                                          17,040

NOTES TO PRO FORMA CONDENSED INCOME STATEMENT

(1)  Represents the six months ended March 31, 1995 as reported in XTRA Corporation's Form 10-Q.

(2)  Represents the six months ended March 31, 1995 for Matson Leasing Company, Inc.

(3)  The following entries represent adjustments to Matson's March 31, 1995 income statement (unaudited):

     (a) To reclassify expenses to present Matson on a basis consistent with XTRA Corporation.

     (b) To eliminate expenses incurred by Matson not applicable to the pro forma condensed income statement.

(4)  The following entries represent adjustments to the pro forma condensed income statement:

     (a)  To record amortization related to the unallocated purchase price based on the average lives of the long-lived assets
          (12 years).

     (b)  To record interest expense for borrowings incurred in connection with the acquisition.

     (c)  To adjust to the pro forma effective tax rate of 40.5%.



                                                     26.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                   XTRA Corporation
                                           -------------------------------
                                                     (Registrant)



Date: June 20, 1995                               /s/ Michael J. Soja
                                           -------------------------------
                                                    Michael J. Soja
                                                  Vice President and
                                                Chief Financial Officer



                                      27.

                                Exhibit Index
                                -------------






Exhibit No.               Description
- -----------               -----------

   23.1                   Independent auditors' consent







                                     28.